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                                                                    EXHIBIT 10.7

                                  May 14, 1998



Mr. Gregory R. Ciccolini
6249 East Gelding Drive
Scottsdale, Arizona  85254

         Re:      Terms of Employment

Dear Greg:

         I am pleased that you have accepted the offer of employment made by Cygnet Financial Corporation ("Cygnet"). The purpose of this letter is to confirm the terms and conditions under which you will be employed.

POSITION:      You will serve as Chief Information Officer of Cygnet. As Chief
               Information Officer you will be responsible for the operation and use of all technology and information systems employed by Cygnet.
               You will also manage all personnel involved in these systems. You will report to the Chief Executive Officer of Cygnet. You will be employed on a full-time basis and will devote all of your working time and efforts exclusively to Cygnet. Your position is an executive position and, therefore, you are exempt from the minimum wage and overtime provisions of the Fair Labor Standards
               Act.

LOCATION:      Your office will be located at 2525 East Camelback Road, Phoenix,
               Arizona 85016. The location of your office may be changed from time to time. Also, you may be required to provide services from time to time at other Cygnet locations. You may also be required to travel in the performance of services.

SALARY:        You will receive a salary at the rate of $120,000.00 per year.
               Your salary will be reviewed annually in December and may be adjusted at the discretion of the Board of Directors of Cygnet.

BENEFITS:      Enclosed is a summary of the employee benefits of Ugly Duckling
               Corporation. Cygnet is expected to have similar benefits. You will be entitled to the current benefits of Ugly Duckling
               Corporation as an employee of Cygnet.
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Mr. Gregory R. Ciccolini
May 12, 1998
Page 2

STOCK OPTIONS: You will receive a nonqualified option to purchase 20,000 shares of common stock of Cygnet (the "Stock Options") upon completion of the "spin-off" of Cygnet from Ugly Duckling Corporation (the "Spin-Off"). The exercise price of the Stock Options will be the price that Ugly Duckling Corporation shareholders must pay to acquire common stock of Cygnet in the Spin-Off (the "Spin-Off Price"). The Stock Options will vest over five years from the date of grant and be subject to other usual and customary terms and conditions. The Stock Options are granted to provide you an incentive to work in a manner that adds as much value as possible to Cygnet. However, Cygnet makes no representations or warranties as to, and, shall have no liability for, the value of the Stock Options or the price of common stock of Cygnet at any time. You acknowledge that the issuance and/or exercise of the Stock Options may constitute compensation to you and you shall be responsible for paying all income taxes assessed on said compensation.

STOCK GRANT:   As a signing bonus, you will receive the right to be issued that number of shares of common stock of Cygnet at the Spin-Off Price equal to $50,000 (the "Restricted Stock"). The Restricted Stock will vest and be issued to you on June 1, 2002, provided you are then employed by Cygnet. The Restricted Stock is granted to induce you to bear all risk of terminating your current employment and accepting employment with Cygnet under the terms of this letter. However, Cygnet makes no representations or warranties as to, and, shall have no liability for, the value or price of the Restricted Stock at any time. You acknowledge that the issuance of the Restricted Stock will constitute compensation to you and you shall be responsible for paying all income taxes assessed on said compensation. You authorize Cygnet to withhold from the Restricted Stock at the time of issuance that number of shares with a value equal to the withholdings required by applicable law. If any withholdings are required prior to the issuance of the Restricted Stock you authorize Cygnet to make the withholdings from your Salary. The Restricted Stock will not be registered under the Securities Act of 1933 and will be subject to transfer restrictions under Rule 144 of the Securities Act of 1933.

TERM: Your employment will commence on June 1, 1998. There is no minimum term for your employment. You are employed at will and your employment may be terminated at any time for any lawful reason, all at the discretion and will of Cygnet. However, if your employment is terminated by Cygnet without cause prior to June 1, 1999, then your Salary, but not any other benefits, will be continued for six months. If your employment is terminated (a) by Cygnet without cause after June 1, 1999; (b) by Cygnet at any time for cause; or (c) by you at any time, then your Salary will not be continued after the termination. The continuation of your Salary, if required, will be a severance benefit (the "Severance Benefit") and the Severance Benefit will be your exclusive benefit and remedy for the termination of your employment by Cygnet.

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Mr. Gregory R. Ciccolini
May 12, 1998
Page 3

                              without cause. For purposes of this letter and the termination of your employment by Cygnet without cause, "without cause" shall mean termination for any reason other than your (a) illegal conduct;
                              (b) gross negligence or intentional misconduct;
                              (c) willful failure to perform your duties after receipt of written demand for performance of your duties; or (d) conduct that harms or threatens to harm any employee of Cygnet or any employee of any organization that does business with Cygnet.

CHANGE OF CONTROL:            If a change in control of Cygnet occurs during the
                              term of your employment and your employment by Cygnet is either (a) terminated by you within 12 months after the change of control; (b) terminated by Cygnet without cause within 90 days prior to the change of control; or (c) terminated by Cygnet without cause within 12 months after the change of control, then in any such event all Stock Options and Restricted Stock granted to you pursuant to this letter that are not yet vested at the time of the change of control shall automatically be fully vested, subject to approval of the Board of Directors of Cygnet. If the vesting of your Stock
                              Options and Restricted Stock is accelerated due to the termination of your employment in connection with a change of control then no Severance Benefit shall be payable to you. For purposes of this letter, change of control shall be defined by the Long Term Incentive Stock Option Plan of Ugly
                              Duckling Corporation but shall include the removal and/or resignation of Ernest C. Garcia II as the Chairman of the Board of Directors of Cygnet.

OTHER TERMS:                  There are no material terms and conditions of your
                              employment other than as stated in this letter.
                              This letter constitutes a legally binding and
                              enforceable contract under Arizona law. You
                              acknowledge that you have received the advice of
                              independent legal counsel prior to signing this
                              letter.
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Mr. Gregory R. Ciccolini
May 12, 1998
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         If these terms and conditions of employment are acceptable to you, then please acknowledge your acceptance by signing this letter and returning it to me. If you have any questions or comments regarding these terms and conditions of your employment, please contact me or Ernie Garcia.

         I look forward to working with you.

                                   Cordially,

                                    /s/ STEVEN P. JOHNSON

                                   Steven P. Johnson
                                   General Counsel
SPJ:ag

Accepted this 18 day of May, 1998.

/s/ GREGORY R. CICCOLINI
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Gregory R. Ciccolini

Social Security No. ________________